Exhibit 10.A.25


                    Summary of Principal Terms of Employment

     The following sets forth the principal terms of the employment agreement between Apple Computer, Inc. (the "Company") and Gilbert F. Amelio (the "Executive"). The Company and the Executive will negotiate a definitive written agreement in accordance with the terms set forth below:

TERM: 5 years, commencing as soon as practicable after the date hereof (the "Effective Date").

TITLE:      Chairman and Chief Executive Officer.

BASE
SALARY:     $990,000 per annum.

SIGNING
BONUS:      $200,000 payable reasonably promptly following the Effective
            Date.

LOAN: Reasonably promptly following the Effective Date, subject to delivery of a promissory note and other loan documentation, the Company or one of its subsidiaries will lend Executive $5,000,000 (the "Loan"). 20% of the original principal amount of the Loan will be due and payable on each anniversary of the Effective Date. The Loan will bear interest (compounded semiannually and payable annually). Any unpaid principal and interest on the Loan will be due and payable on the date of the Executive's termination or resignation of employment.

ANNUAL
BONUS: Executive will be eligible to earn an annual bonus for each whole or partial fiscal year of the Company during the term. The annual bonus will consist of the sum of the "Component A Bonus" and the "Component B Bonus."

            The bonus target for the Component A Bonus for each 12-month fiscal year will equal 1 times Executive's annual rate of base salary. The bonus target for partial fiscal years in the term will be prorated to take into account the number of days in the fiscal year occurring during the term. The amount of the Component A Bonus for each fiscal year may range from 50% to 300% of target based upon performance (it being understood that amounts in excess of 200% will be based on extraordinary performance)[; provided, however, that the minimum Component A Bonus for the first fiscal year of the term shall be 50% of the target for that year].

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            The Component B Bonus for each fiscal year ending during the term shall be $1 million (it being understood that the aggregate amount of Component B Bonuses paid during the term may not exceed $5 million).

            The annual bonus for each fiscal year will be paid within 120 days following the end of the applicable year.


OPTION
GRANT: Subject to shareholder approval, the Company will grant the Executive an option covering one million shares of common stock. The per share exercise price will be the fair market value of a share of stock on the day prior to the date the option is granted by the Compensation Committee. The option will vest as follows:

            - 20% of the option will vest and become exercisable on the Initial Vesting Date.

            - 20% of the option will vest and become exercisable on each of the second through fifth anniversaries of the Effective Date.

            Vesting of the option on the vesting dates described above will occur only if the Executive is employed with the Company on the applicable vesting date and shareholder approval of the option grant is obtained. The option will be subject to the standard terms of the Company's Stock Option Plan, and will be forfeited if not approved by the Company's stockholders at the first meeting thereof to occur after the Effective Date.

            The "Initial Vesting Date" shall mean (A) if a change in control of the Company does not occur on or prior to the first anniversary of the Effective Date, the later of (i) the first anniversary of the Effective Date and (ii) the date of stockholder approval of the option grant and performance share arrangement, and (B) if a change in control of the Company occurs on or prior to the first anniversary of the Effective Date, the earlier to occur of (i) the expiration of the Election Window (as defined below) and (ii) 18 months after the Effective Date, but in no event will vesting occur prior to the later to occur of the first anniversary of the Effective Date and the date of shareholder approval of the equity arrangements.

PERFORMANCE
STOCK: Subject to shareholder approval, the Executive will be afforded an opportunity to earn a specified target amount of shares of stock for each fiscal year of the term based upon the achievement of performance objectives established in good faith for each year by the Compensation Committee and approved by the Board of Directors. The target amount for each 12-month fiscal year will be 200,000 shares. The target amount for partial fiscal years will be prorated to take into account the number of days in the fiscal year occurring during the term. No more than 1,000,000 performance shares may be earned during the term.

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                        The performance shares for the first fiscal year will be
            awarded to the Executive if the performance goals established for that year have been achieved and the Executive's employment with the Company has continued past the Initial
            Vesting Date. The performance shares for each subsequent fiscal year will be awarded at the start of the year (or on the Initial Vesting Date, if later), but will be forfeited at the end of the year if the performance goals applicable to that fiscal year are not achieved. [In the manner determined by the Compensation Committee, the Executive will be eligible to earn fewer performance shares for a fiscal year than the target amount specified if performance does not meet the goal established by the Compensation Committee for the applicable fiscal year.]

            Equitable adjustment will be made to the share targets in the event of a Change in Control. All rights with respect to the award of performance shares will be terminated and any outstanding performance shares will be forfeited if the performance share arrangement is not approved by the Company's stockholders at the first meeting thereof to occur after the Effective Date.

EFFECT OF
TERMINATION
OF
EMPLOYMENT: Following a Change in Control

            a. Right to Resign in Election Window.  If a Change in
                Control of the Company occurs on or prior to the first anniversary of the Effective Date, the Executive shall have the right to resign within the 30-day window period beginning six months following the date of the Change in Control (the "Election Window"). In the event of such a resignation, the Executive will receive an "all in" cash lump sum payment of $10 million, less the aggregate amount of all Component B Bonuses previously paid to the Executive. The Executive will forfeit the option, all rights to performance shares and any outstanding performance shares and the right to any additional future payments from the Company.

            b. Termination by the Company.  If following a Change in
                Control, the Company terminates his employment other than for Cause prior to the end of the Election Window, the Executive will receive an "all in" cash lump sum payment of $10 million, less the aggregate amount of all Component B Bonuses previously paid to the Executive. The Executive will forfeit the option, all rights to performance shares, any outstanding performance shares and the right to any additional future payments from the Company.

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                No Change in Control During the First Year.

            a. Prior to the Initial Vesting Date. If the Executive resigns for Good Reason or is terminated without Cause prior to the Initial Vesting Date, he will receive an "all in" cash lump sum payment of $10 million, less the aggregate amount of all Component B Bonuses previously paid to the Executive. The Executive will forfeit the option, all rights to performance shares, any outstanding performance shares and the right to any additional future payments from the Company.

            b. After the Initial Vesting Date. If the Executive resigns for Good Reason or is terminated without Cause on or after the Initial Vesting Date, he will be entitled to the following:

                    - a lump sum severance payment equal to the salary and annual target bonus that would have been payable to him for the remaining term of employment, less the aggregate amount of all Component B Bonuses previously paid to the Executive.

                    - he will retain all performance shares that have vested prior to the date of such termination of employment and he will be eligible to vest in the performance shares that would have vested at the end of the fiscal year in which the termination of employment occurs if the Company meets the applicable performance objectives for that fiscal year. All other rights to performance shares or outstanding performance shares will be forfeited.

                    - he will retain the options that have vested prior to the date of such termination of employment. Vested options will remain exercisable for 90 days following termination of employment. Any remaining portion of the option will be forfeited.

                The definitions of Good Reason and Cause will be negotiated in good faith (it being understood that Good Reason will not include a change in title, duties or responsibilities following a Change in Control that occurs on or prior to the first anniversary of the Effective Date).

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                Setoff.

                In the event the Executive's employment ends for any reason, the full amount of the outstanding principal and interest of the Loan shall become due and payable, and the Company will have the right to apply any and all amounts payable to the Executive (including any severance or termination payments described above) to the payment of the full amount of the then outstanding principal and interest on the Loan. Any remaining amount of outstanding principal and interest that is not paid in the manner contemplated by the previous sentence will be payable by the Executive within 5 days of the date of termination or resignation.

EXCISE TAX: Severance payments will be grossed up to take into account the golden parachute excise tax.

STOCKHOLDER
APPROVAL:   The Company will use reasonable efforts to obtain stockholder approval of the option and the performance share arrangement.
            As noted above, the option and performance share arrangement will be void ab initio and of no further force and effect if such stockholder approval is not obtained. [In the event such stockholder approval is not obtained, the Company and the Executive agree to negotiate in good faith an alternative long-term performance arrangement to submit to the stockholders for approval.]


AIRPLANE
LEASE: The Company agrees to lease for business reasons the Executive's airplane on terms to be negotiated.

OTHER
TERMS: The definitive employment agreement will contain other reasonable and customary provisions.


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